UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2016

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ECOSPHERE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

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Delaware	000-25663	20-3502861
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3515 S.E Lionel Terrace, Stuart, FL 34997

(Address of Principal Executive Office) (Zip Code)

(772) 287-4846

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained under Item 3.02 is incorporated under this Item 2.03.

Item 3.02

Unregistered Sales of Equity Securities.

On March 2, 2016, Ecosphere Technologies, Inc. (the “Company”) borrowed $200,000 from Brisben Water Solutions, LLC (the “Lender”). In connection with the loan, the Company and the Lender entered into an Amended and Restated 10% Secured Convertible Promissory Note in the principal amount of $2,475,000 (the “Note”) convertible into shares of common stock of the Company at $0.115 per share. The $200,000 together with $20,000 in interest is pre-payable on May 29, 2016.  The Note is secured by a lien on certain collateral and replaced a prior note of $2,275,000 (the “Prior Note”). If the payment is not made on the $200,000 on May 29th and a $150,000 installment is not made on April 17th, the due dates will be extended to September 12, 2016, when the principal and accrued interest of the Note is due and the Company will issue the Lender 3,478,260 and 2,608,695 warrants to purchase shares of the Company’s common stock, respectively.  The collateral securing the Note upon a default consists of (i) collateral securing the Prior Note and (ii) all proceeds received from the Company’s Ozonix® intellectual properties in the mining-related global field of use and various patents and patent applications related to such Ozonix® technology for the global field of use for commercial mining wastewater treatments, other than from oil and gas and other excluded minerals which are owned by a company in which the Company has a minority interest. In addition, a prior provision requiring the Company to pay the Lender 5% of all revenues received by the Company or its subsidiaries from equipment sales and licensing fees was modified to exclude revenues received by Sea of Green Systems, Inc.

The Note was issued without registration under the Securities Act of 1933 in reliance upon the exemption provided in Section 4(a)(2) and Rule 506(b) thereunder.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit

10.1	Amended, Restated and Consolidated Convertible Promissory Note dated as of February 29, 2016

10.2	Security Agreement, dated as of February 29, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ECOSPHERE TECHNOLOGIES, INC.

	By:	/s/ Dennis McGuire
Dennis McGuire Chief Executive Officer
Date: March 8, 2016